EXHIBIT 99.1

CALIFORNIA PETROLEUM TRANSPORT CORPORATION
114 West 47th Street, Suite 2310
New York, New York 10036

NOTICE

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE BENEFICIAL OWNERS OF THE SUBJECT SECURITIES.  IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER SUCH INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RETRANSMITTAL TO SUCH BENEFICIAL OWNERS IN A TIMELY MANNER.

To the Holders of:

8.52% First Preferred Mortgage Notes Due 2015
of
California Petroleum Transport Corporation

Dear Noteholder:

In accordance with Section 10.2 of the term indenture dated as of April 1, 1995 (the "Indenture") between California Petroleum Transport Corporation, a Delaware corporation ("CPTC"),  and The Bank of New York Mellon Trust Company, N.A., as successor to Chemical Trust Company of California and Chase Manhattan Bank And Trust Company, N.A. (the "Indenture Trustee"), as supplemented and amended by Supplement No. 1 to the Indenture, dated as of June 28, 2001, and as further supplemented by Supplement No. 2 and Supplement No. 3 to the Indenture, each dated April 8, 2010, pursuant to which we, CPTC, issued 8.52% first preferred mortgage notes due 2015 (the "Notes" and each such note, a "Note"), we hereby give you notice of our intention to redeem and cancel (the "Redemption") on April 13, 2010 (the "Redemption Date") $10,154,000 principal amount of the Notes (the "Redeemed Principal Amount"), at a redemption price of approximately $1,212.30 per $1,000 principal amount Note.  The final redemption price (including a make-whole premium) will be determined in accordance with the applicable provisions of the Indenture.

In addition, on the Redemption Date accrued but unpaid interest to the Redemption Date will be paid on the Notes subject to Redemption (such interest together with the Redemption Amount shall be referred to in the aggregate as the "Distribution Amount"), and, after the Redemption Date, interest will cease to accrue with respect to the Redeemed Principal Amount for the Notes.  For any Note you hold that we redeem only in part, a new term mortgage note (the "Replacement Note") representing the unredeemed portion of such Note will be issued to you following surrender of such Note and following the Redemption Date.

The funds allocated for payment of the aggregate Distribution Amounts in connection with the Redemption will be deposited with the Indenture Trustee on or prior to the Redemption Date in accordance with the terms set forth in Section 10.2 of the Indenture.  Payment of the Distribution Amounts will be made to the holders of the outstanding Notes appearing on the register at the close of business on April 7, 2010 (the "Record Date") against presentation and surrender of the applicable Notes at the office of Bank of New York Mellon Trust Company, N.A. as transfer agent, at (i) P.O. Box 2320, Dallas, Texas 75221-2320, for first class, registered and certified mail, (ii) 2001 Bryan Street, 9th Floor, Dallas, Texas 75221-2320, for express delivery, and (iii) 101 Barclay Street, 1st Floor, East, New York, New York 10286, for hand delivery..  We understand that The Depository Trust Company, Euroclear and Clearstream (the "Clearing Systems") will, on behalf of their nominee as the registered holder of the Notes and in accordance with the Clearing Systems' relevant rules and customary operating practices, forward to each beneficial holder of the Notes as of the Record Date such beneficial holder's Distribution Amount.

Very truly yours,

California Petroleum Transport Corporation

April 8, 2010	By:	/s/ Frank B. Bilotta
Name: Frank B. Bilotta
Title: President